MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, Amendment No. 2, of Dragon’s Lair Holdings, Inc. (A Development Stage Company), of our report dated August 20, 2008 on our audit of the financial statements of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of June 30, 2008 and December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three and six months ended June 30, 2008, from inception on October 4, 2007 through December 31, 2007 and cumulative from October 4, 2007 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 16, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501